UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2013

Car Charging Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-149784	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1691 Michigan Avenue, Sixth Floor
Miami Beach, Florida 33139
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 27, 2013, the Board of Directors (the “Board”) for Car Charging Group, Inc. (the “Company”) appointed Jack Zwick, the Company’s interim Chief Financial Officer and director, as the Company’s Chief Financial Officer.

Jack Zwick, 76, Chief Financial Officer

Jack Zwick is a certified public accountant, and he is a founding member of Zwick Maddox & Banyai, PLLC, certified public accountants. He began his career in public accounting in 1958 in Detroit; he worked with local firms in New York and Detroit until 1969 when he joined Laventhol & Horwath.  He was promoted to partner at Laventhol & Horwath in 1973 and became the managing partner of the Detroit office in 1982. He was also an executive director with Grant Thornton (an International CPA firm).

Mr. Zwick holds a Bachelor of Arts degree in Accountancy and a Masters of Science in Taxation from Wayne State University. He is a member of the American Institute of Certified Public Accountants; the Michigan Association of Certified Public Accountants; and past Chair of the City of Southfield Zoning Board of Appeal. He was a member of Wayne State University's Accounting Department Advisory Board. He was a member of the Board of Directors of Health-Chem Corporation, (a public company). He has served on the Executive Committee of senior citizens housing projects and their food committees and served on the board of a private school.

Mr. Zwick currently serves as, and has served in the past five years as a life member of the Board of Trustees of the senior citizens housing projects, the Senior Vice President of finance of Sunrise Sports & Entertainment, LLC the Florida Panthers of the National Hockey League and is the CFO of American Bio Care, Inc. (a public company). He currently serves as a member of the board of directors and chairman of the audit committee for First China Pharmaceutical Group, Inc., a public company.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Zwick.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreements

The Company has not entered into any employment agreement with Mr. Zwick.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2013

Car Charging Group, Inc.

By:	/s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer